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Exhibit 24.1

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Patrick J. Moore and Charles A. Hinrichs, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Annual Reports on Form 10-K and all required interim reports and to file the same, with all exhibits thereto, and other documents in connection therewith, regarding Smurfit-Stone Container Corporation, a Delaware corporation, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ MICHAEL W. J. SMURFIT Michael W. J. Smurfit	Chairman of the Board and Director
/s/ PATRICK J. MOORE Patrick J. Moore	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ CHARLES A. HINRICHS Charles A. Hinrichs	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ PAUL K. KAUFMANN Paul K. Kaufmann	Vice President and Controller (Principal Accounting Officer)
/s/ LEIGH J. ABRAMSON Leigh J. Abramson	Director
/s/ ALAN E. GOLDBERG Alan E. Goldberg	Director
/s/ HOWARD E. KILROY Howard E. Kilroy	Director
/s/ JAMES J. O'CONNOR James J. O'Connor	Director
/s/ JERRY K. PEARLMAN Jerry K. Pearlman	Director
/s/ THOMAS A. REYNOLDS, III Thomas A. Reynolds, III	Director
/s/ ANTHONY P. J. SMURFIT Anthony P. J. Smurfit	Director
/s/ DERMOT F. SMURFIT Dermot F. Smurfit	Director
Date: February 20, 2003

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  Exhibit 24.1